SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                                (Amendment No.2*)

                                   Viseon Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   928297 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 27, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section


                                    1 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Richard Schottenfeld
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,286,909
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        344,161
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,286,909
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     344,161
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,631,070
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.65%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                                    2 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Richard McDermott
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     240,826
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        101,500
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            240,826
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     101,500
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      342,326
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.03%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                                    3 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      David Koch
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     230,303
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        55,000
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            230,303
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     55,000
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      285,303
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Less than 1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                                    4 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Craig Bass
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     376,999
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        117,161
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            376,999
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     117,161
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      494,160
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.49%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                                    5 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Marc Felman
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     100,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            100,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      100,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Less than 1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                                    6 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Jason Wild
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     352,677
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            352,677
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      352,677
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.07%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                                    7 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Marc Weinberger
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     68,500
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        57,500
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            68,500
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     57,500
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      126,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Less than 1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                                    8 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Schottenfeld Qualified Associates, LP
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     1,755,589
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,755,589
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,755,589
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.18%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                                    9 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Schottenfeld Management Corp.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     1,755,589
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,755,589
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,755,589
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.18%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
--------------------------------------------------------------------------------


                                    10 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Schottenfeld Group LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        344,161
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     344,161
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      344,161
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.05%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------


                                    11 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Charles Lipson
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     1,369,324
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,369,324
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,369,324
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.03%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                                    12 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      CSL Associates, LP
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     1,057,790
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,057,790
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,057,790
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.13%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                                    13 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      C.S.L. Investments, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     1,057,790
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,057,790
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,057,790
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.13%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                                    14 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      J Wild Fund LP
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

      Delaware
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION


--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     125,663
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            125,663
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      125,663
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Less than 1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                                    15 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      JW Focused Growth Fund, LP
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     213,014
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            213,014
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      213,014
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Less than 1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                                    16 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      JW GP, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     338,677
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            338,677
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      338,677
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.03%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
--------------------------------------------------------------------------------


                                    17 of 24

CUSIP No. 928297 10 0                  13G
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Daniel Ries
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
                                                                         (a) [_]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,000
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,000
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
                                                                          [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Less than 1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                                    18 of 24

This Amendment Number 2 to Schedule 13G is being filed to report shares that were inadvertently omitted from the Schedule 13G/A filed by with the Securities and Exchange Commission on February 14, 2005 and to add an additional Reporting Person.

Item 1.

      (a)   Name of Issuer.

            Viseon Inc.

      (b)   Address of Issuer's Principal Executive Offices.
            8445 Freeport Parkway, Suite 245
            Irving, Texas 75063

Item 2.

      (a)   Name of Person Filing.

            This Schedule 13G is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by Richard Schottenfeld, Richard McDermott, David Koch, Craig Bass, Marc Felman, Jason Wild, Marc Weinberger, Daniel Ries, Schottenfeld Qualified Associates, LP ("SQA"), Schottenfeld Management Corp. ("SMC"), Schottenfeld Group LLC ("Schottenfeld Group"), Charles Lipson, CSL Associates, LP, C.S.L. Investments, L.P., J Wild Fund LP, JW Focused Growth Fund, LP, and JW GP, LLC (collectively, the "Reporting Persons").

      (b)   Address of Principal Business Office or, if none, Residence.

            The principal business address of each of the Reporting Persons is:
            800 Third Avenue, New York, NY 10022

      (c)   Citizenship.

            Each of Mr. Schottenfeld, Mr. McDermott, Mr. Koch, Mr. Bass, Mr. Felman, Mr. Wild, Mr. Weinberger, Mr. Ries and Mr. Lipson is a United States citizen.

            SMC is organized and existing in New York.

            Each of SQA, Schottenfeld Group LLC, CSL Associates, LP, C.S.L. Investments, L.P., J Wild Fund LP, JW Focused Growth Fund, LP, JW GP, is organized and existing in Delaware.

      (d)   Title of Class of Securities.

            Common Stock, $0.01 par value per share

      (e)   CUSIP Number.

            928297 10 0


                                    19 of 24

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Act.
      (b)   |_|   Bank as defined in Section 3(a)(6) of the Act.
      (c)   |_|   Insurance Company as defined in Section 3(a)(19) of the Act.
      (d)   |_|   Investment Company registered under Section 8 of the
                  Investment Company Act.
      (e)   |_|   Investment Adviser in accordance with Sec.
                  240.13d-1(b)(1)(ii)(E).
      (f)   |_|   Employee Benefit Plan or Endowment Fund in accordance with
                  Sec. 240.13d-1(b)(1)(ii)(F).
      (g)   |_|   Parent holding company, in accordance with Sec.
                  240.13d-1(b)(ii)(G).
      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.
      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940.
      (j)   |_|   Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Sec. 240.13d-1(c), check this box |X|.

Item 4. Ownership

      (a)   Amount Beneficially Owned.

                  As of June 21, 2005, the Reporting Person's own the following:

                  Mr. Schottenfeld: 2,631,070 (comprised of (i) 150,000 shares underlying convertible preferred units and 381,320 shares underlying warrants held personally by Mr. Schottenfeld, (ii) 738,923 shares of common stock and 1,016,666 shares underlying warrants held by Schottenfeld Qualified Associates, LP, of which Schottenfeld Management Corp. is the investment manager, of which Mr. Schottenfeld is the sole director, president and owner, and (iii) 344,161 shares held by Schottenfeld Group LLC, of which Mr. Schottenfeld is a member and over which shares Mr. Schottenfeld shares voting and dispositive power).

                  Mr. McDermott: 342,326 (comprised of (i) 240,826 shares underlying warrants held personally by Mr. McDermott and (ii) 101,500 shares of common stock held by Schottenfeld Group, of which shares Mr. McDermott shares voting and dispositive power with Mr. Schottenfeld).

                  Mr. Koch: 285,303 (comprised of (i) 53,304 shares of common stock, 50,000 shares underlying convertible preferred units and 126,999 shares underlying warrants held personally by Mr. Koch and (ii) 55,000 shares of common stock held by Schottenfeld Group, of which shares Mr. Koch shares voting and dispositive power with Mr. Schottenfeld).

                  Mr. Bass: 494,160 (comprised of (i) 150,000 shares underlying convertible preferred units and 226,999 shares underlying warrants held personally by Mr. Bass and (ii) 117,161 shares of common stock held by Schottenfeld Group, of which shares Mr. Bass shares voting and dispostive power with Mr. Schottenfeld).


                                    20 of 24

                  Mr. Felman: 100,000 (comprised of (i) 50,000 shares underlying convertible preferred units and (ii) 50,000 shares underlying warrants).

                  Jason Wild: 352,677 (comprised of (i) 14,000 shares of common stock (ii) 75,663 shares of common stock, 25,000 shares underlying convertible preferred units and 25,000 shares underlying warrants held by the J Wild Fund LP and (iii) 163,014 shares of common stock, 25,000 shares underlying convertible preferred units and 25,000 shares underlying warrants held by the JW Focused Growth Fund, LP. JW GP, LLC is the general partner of each of the J Wild Fund LP and the JW Focused Growth Fund, LP. Mr. Wild is the senior managing member of the JW GP, LLC).

                  Mr. Weinberger: 126,000 (comprised of (i) 57,500 shares of common stock and (ii) 68,500 shares held by the Schottenfeld Group, of which shares Mr. Winberger shares voting and dispositive power with Mr. Schottenfeld.

                  Daniel Ries: 2,000.

                  SQA: 1,755,589 (comprised of 738,923 shares of common stock and 1,016,666 shares underlying warrants).

                  SMC: 1,755,589 (comprised of 738,923 shares of common stock and 1,016,666 shares underlying warrants held by SQA, of which SMC is the investment manager).

                  Schottenfeld Group: 344,161.

                  Mr. Lipson: 1,369,324 (comprised of (i) 66,534 shares of common stock, 100,000 shares unlderying convertible preferred units and 100,000 shares underlying warrants held by Mr. Lipson and his wife, of which shares Mr. Lipson has voting and dispositive power, (ii) 45,000 shares held by Mr. Lipson's children, of which shares Mr. Lipson has voting and dispositive power and (iii) 107,790 shares of common stock, 475,000 shares underlying convertible preferred units and 475,000 shares underlying warrants held by CSL Associates, LP, of which C.S.L. Investments, L.P. is the general partner, of which Mr. Lipson is the Managing Partner

                  CSL Associates, LP: 1,057,790 (comprised of 107,790 shares, 475,000 shares underlying convertible preferred units and 475,000 shares underlying warrants).

                  C.S.L. Investments, L.P.: 1,057,790 (comprised of 107,790 shares, 475,000 shares underlying convertible preferred units and 475,000 shares underlying warrants held by CSL Associates, LP, of which C.S.L. Investments, L.P. is the general partner).

                  J Wild Fund LP: 125,663 (comprised of 75,663 shares of common stock, 25,000 shares underlying convertible preferred units and 25,000 shares underlying warrants).

                  JW Focused Growth Fund, LP: 213,014 (comprised of 163,014 shares of common stock, 25,000 shares underlying convertible preferred units and 25,000 shares underlying warrants).

                  JW GP, LLC: 338,677 (comprised of (i) 75,663 shares of common stock, 25,000 shares underlying convertible preferred units and 25,000 shares underlying warrants held by the J Wild Fund LP and (ii) 163,014 shares of common stock, 25,000 shares underlying convertible preferred units and 25,000 shares underlying warrants held by the JW Focused Growth Fund, LP).


                                    21 of 24

                  The terms of various convertible securities held by the Reporting Persons limit the beneficial ownership of the Reporting Persons, as a group, to 9.99%.

      (b)   Percent of Class.

            Please see Item 11 of each Reporting Person's cover page.

            The terms of various convertible securities held by the Reporting Persons limit the beneficial ownership of the Reporting Persons, as a group, to 9.99%.

      (c)   Number of shares as to which each such person has

      (i)   sole power to vote or to direct the vote:

            Please see Item 5 of each Reporting Person's cover page.

      (ii)  shared power to vote or to direct the vote:

            Please see Item 6 of each Reporting Person's cover page.

      (iii) sole power to dispose or to direct the disposition of:

            Please see Item 7 of each Reporting Person's cover page.

      (iv)  shared power to dispose or to direct the disposition of:

            Please see Item 8 of each Reporting Person's cover page.

Item 5. Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            See Item 4(a) above, which is incorporated by reference herein.

Item 8. Identification and Classification of Members of the Group.

            Subject to Item 5 hereof, the Reporting Persons may be deemed to constitute a group with one another pursuant to Section 13 of the Securities Exchange Act of 1934. However, the Reporting Persons do not affirm the existence of such a group.

Item 9. Notice of Dissolution of Group.

            Not applicable.

Item 10. Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 27, 2005


/s/ Richard Schottenfeld                   /s/ Richard McDermott
-------------------------------------      -------------------------------------
Richard Schottenfeld                       Richard McDermott


/s/ David Koch                             /s/ Craig Bass
-------------------------------------      -------------------------------------
David Koch                                 Craig Bass


/s/ Marc Felman                            /s/ Marc Weinberger
-------------------------------------      -------------------------------------
Marc Felman                                Marc Weinberger


/s/ Jason Wild                             /s/ Charles Lipson
-------------------------------------      -------------------------------------
Jason Wild                                 Charles Lipson


Schottenfeld Qualified Associates, LP      Schottenfeld Management Corp..

By: /s/ Richard Schottenfeld               By: /s/ Richard Schottenfeld
    ---------------------------------          ---------------------------------
Name: Richard Schottenfeld                 Name: Richard Schottenfeld
Title: GP                                  Title: President


Schottenfeld Group LLC                     J Wild Fund LP

By: /s/ Richard Schottenfeld               By: /s/ Jason Wild
    ---------------------------------          ---------------------------------
Name: Richard Schottenfeld                 Name: Jason Wild
Title: Managing Member                     Title: President of GP


JW Focused Growth Fund, LP                 JW GP, LLC

By: /s/ Jason Wild                         By: /s/ Jason Wild
    ---------------------------------          ---------------------------------
Name: Jason Wild                           Name: Jason Wild
Title: President of GP                     Title: President of GP


CSL Associates, LP                         C.S.L. Investments, L.P.

By: /s/ Charles Lipson                     By: /s/ Charles Lipson
    ---------------------------------          ---------------------------------
Name: Charles Lipson                       Name: Charles Lipson
Title: General Partner                     Title: President


/s/ Daniel Ries
-------------------------------------
Daniel Ries

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


                                    23 of 24

                                    EXHIBIT A

                     AGREEMENT JOINT FILING OF SCHEDULE 13G

      The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Viseon Inc. and hereby affirm that such
Schedule 13G is being filed on behalf of each of the undersigned.

Date: June 27, 2005


/s/ Richard Schottenfeld                   /s/ Richard McDermott
-------------------------------------      -------------------------------------
Richard Schottenfeld                       Richard McDermott


/s/ David Koch                             /s/ Craig Bass
-------------------------------------      -------------------------------------
David Koch                                 Craig Bass


/s/ Marc Felman                            /s/ Marc Weinberger
-------------------------------------      -------------------------------------
Marc Felman                                Marc Weinberger


/s/ Jason Wild                             /s/ Charles Lipson
-------------------------------------      -------------------------------------
Jason Wild                                 Charles Lipson


Schottenfeld Qualified Associates, LP      Schottenfeld Management Corp..

By: /s/ Richard Schottenfeld               By: /s/ Richard Schottenfeld
    ---------------------------------          ---------------------------------
Name: Richard Schottenfeld                 Name: Richard Schottenfeld
Title: GP                                  Title: President


Schottenfeld Group LLC                     J Wild Fund LP

By: /s/ Richard Schottenfeld               By: /s/ Jason Wild
    ---------------------------------          ---------------------------------
Name: Richard Schottenfeld                 Name: Jason Wild
Title: Managing Member                     Title: President of GP


JW Focused Growth Fund, LP                 JW GP, LLC

By: /s/ Jason Wild                         By: /s/ Jason Wild
    ---------------------------------          ---------------------------------
Name: Jason Wild                           Name: Jason Wild
Title: President of GP                     Title: President of GP


CSL Associates, LP                         C.S.L. Investments, L.P.

By: /s/ Charles Lipson                     By: /s/ Charles Lipson
    ---------------------------------          ---------------------------------
Name: Charles Lipson                       Name: Charles Lipson
Title: General Partner                     Title: President


/s/ Daniel Ries
-------------------------------------
Daniel Ries


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